Exhibit 99

REX American Resources Reports Fiscal First Quarter 2025 Net Income Per Share Attributable to REX Common Shareholders of $0.51

Company repurchased approximately 822,000 shares for total consideration of $32.7 million in Q1 2025; Company has repurchased approximately 6.8% of outstanding shares since December 2024

▪	Generated $0.51 of net income per share in Fiscal Q1 ’25
▪	Reported gross profit of $14.3 million for Fiscal Q1 ’25
▪	Reported net sales and revenue of $158.3 million for Fiscal Q1 ’25
▪	Reported consolidated ethanol sales volumes of 70.9 million gallons for Fiscal Q1 ’25

Dayton, OH - Wednesday, May 28, 2025 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal first quarter 2025.

REX American Resources’ fiscal first quarter 2025 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated affiliates.

First Quarter 2025 Results

REX reported Q1 ’25 net sales and revenue of $158.3 million, compared to Q1 ’24 net sales and revenue of $161.2 million. The year-over-year net sales and revenue decrease primarily reflects lower volumes and lower sales prices for distiller grains, offset by improved ethanol pricing. First quarter 2025 gross profit for the Company was $14.3 million, compared with $14.5 million in Q1 ’24. The Company reported interest and other income of $4.2 million in Q1 ’25, compared to $5.9 million in Q1 ’24. This led to Q1 ’25 income before income taxes and non-controlling interests of $13.6 million, compared with $16.0 million in Q1 ’24.

Net income attributable to REX shareholders in Q1 ’25 was $8.7 million, compared to $10.2 million in Q1 ’24. First quarter ’25 diluted net income per share attributable to REX common shareholders was $0.51, compared to $0.58 per share in Q1 ’24. Per share results for Q1 ’25 and Q1 ’24 are based on 16,939,000 and 17,664,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX has continued progress on the expansion of ethanol production at the One Earth facility. The team is currently reviewing optimization of certain equipment with an eye toward efficiency and long-term value. Project completion is anticipated in 2026.

As previously discussed, REX substantially completed construction of the capture and compression portions of its One Earth carbon capture and sequestration project at the Company’s Gibson City, Illinois location during Fiscal Year 2024. Currently, the Environmental Protection Agency (EPA) Class VI injection well permitting process is ongoing, and final permitting decision for the sequestration portion of the project is expected to be completed in January 2026, according to the published EPA timeline.

Capital expenditures at the end of the first quarter related to the One Earth Energy carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location totaled $122.7 million. The Company’s combined budget for completion of the projects is $220-$230 million.

Share Repurchases

During fiscal first quarter 2025, the Company repurchased 822,256 shares, for total consideration of $32,727,232 million. This represented approximately 4.7% of outstanding shares and brings the cumulative percentage to 6.8% since December 2024. After these repurchases, a total of 1,181,963 shares remained available to purchase under existing board authorization. Total shares outstanding as of April 30, 2025 stood at 16,472,229.

Balance Sheet

As of April 30, 2025, REX had $315.9 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“The first quarter continued to reflect what we at REX take pride in—strong financial performance, delivering value to our shareholders, and positioning ourselves for the future,” said Zafar Rizvi, Chief Executive Officer of REX. “We achieved our 19th consecutive quarter of positive earnings in our core ethanol business, repurchased more than 822,000 shares, and continued evaluating how best to advance our growth initiatives to meet future challenges. We accomplished all of this—and plan to take similar steps moving forward—because we believe that staying true to our core values is the best strategy in an uncertain environment. This commitment not only supports current growth and profitability, but also lays the groundwork for long-term success. We remain dedicated to our mission of delivering results and meeting even greater challenges ahead.”

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s fiscal first quarter results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13753864. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, gasoline and natural gas, commodity market risk, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy and tariffs, changes in foreign currency exchange rates, the effects of terrorism or acts of war and the effect of pandemics on the Company’s business operations, including impacts on supplies, demand, personnel and other factors. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended April 30,
	2025	2024
Net sales and revenue	$158,340	$161,231
Cost of sales	143,998	146,780
Gross profit	14,342	14,451
Selling, general and administrative expenses	(5,944)	(6,111)
Equity in income of unconsolidated affiliates	1,006	1,718
Interest and other income, net	4,222	5,905
Income before income taxes and noncontrolling interests	13,626	15,963
Provision for income taxes	(2,954)	(3,690)
Net Income	10,672	12,273
Net Income attributable to noncontrolling interests	(1,994)	(2,082)
Net income attributable to REX common shareholders	$8,678	$10,191

Weighted average shares outstanding – basic	16,939	17,546

Basic net income per share attributable to REX common shareholders	$0.51	$0.58

Weighted average shares outstanding – diluted	16,939	17,664

Diluted net income per share attributable to REX common shareholders	$0.51	$0.58

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	April 30, 2025	January 31, 2025
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$159,913	$196,255
Short-term investments	155,979	162,820
Accounts receivable	27,976	21,511
Inventory	30,509	31,676
Refundable income taxes	7,360	6,445
Prepaid expenses and other	17,030	17,112
Total current assets	398,767	435,819
Property and equipment, net	215,605	210,683
Operating lease right-of-use assets	22,600	20,985
Finance lease right-of-use assets	18,981	-
Other assets	1,081	16,721
Equity method investment	36,806	35,800
TOTAL ASSETS	$693,840	$720,008
LIABILITIES AND EQUITY:
CURRENT LIABILITIES:
Accounts payable – trade	$21,031	$28,337
Current operating lease liabilities	6,683	5,746
Current finance lease liabilities	469	-
Accrued expenses and other current liabilities	14,392	16,360
Total current liabilities	42,575	50,443
LONG-TERM LIABILITIES:
Deferred taxes	5,269	3,562
Long-term operating lease liabilities	16,129	15,367
Long-term finance lease liabilities	2,912	-
Long-term taxes payable	4,613	4,334
Other long-term liabilities	2,706	2,700
Total long-term liabilities	31,629	25,963
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	6,532	6,470
Retained earnings	768,606	759,928
Treasury stock	(239,055)	(206,360)
Total REX shareholders’ equity	536,382	560,337
Noncontrolling interests	83,254	83,265
Total equity	619,636	643,602
TOTAL LIABILITIES AND EQUITY	$693,840	$720,008

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three Months Ended
	April 30, 2025	April 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$10,672	$12,273
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,467	4,414
Amortization of operating lease right-of-use assets	1,552	1,478
Income from equity method investments	(1,006)	(1,718)
Interest income from investments	(1,740)	(1,816)
Deferred income taxes	1,707	2,479
Stock-based compensation expense	394	716
Changes in assets and liabilities:
Accounts receivable	(6,465)	1,650
Inventories	1,167	(116)
Refundable income taxes	(915)	1,142
Other assets	69	(3,797)
Accounts payable – trade	(8,852)	(12,733)
Long-term taxes payable	279	-
Other liabilities	(3,805)	(6,235)
Net cash used in operating activities	(3,476)	(2,263)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,900)	(24,832)
Purchase of short-term investments	(41,419)	(84,978)
Maturity of short-term investments	50,000	121,490
Deposits	(128)	215
Net cash provided by investing activities	1,809	11,895
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(32,670)	-
Payments to noncontrolling interests holders	(2,005)	(1,829)
Net cash used in financing activities	(34,675)	(1,829)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(36,342)	7,803
CASH AND CASH EQUIVALENTS – Beginning of period	196,255	223,397
CASH AND CASH EQUIVALENTS – End of period	$159,913	$231,200

Non-cash investing activities – Accrued capital expenditures	$2,717	$3,938
Non-cash investing activities – Capital additions transferred from prepaid expenses	$76	$-
Non-cash financing activities – Stock awards accrued	$301	$358
Non-cash financing activities – Stock repurchases accrued	$577	$-
Non-cash financing activities – Excise tax on stock repurchases accrued	$261	$-
Prepaid lease payment, prior to lease commencement	$-	$15,600
Operating right-of-use assets acquired and liabilities incurred upon lease execution	$3,007	$-
Finance right-of-use assets acquired and liabilities incurred upon lease execution	$3,381	$-